EXHIBIT 99.1

Contact:        Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3571
Curtis@otelcotel.com

Otelco Reports Second Quarter 2012 Results

ONEONTA, Alabama (August 7, 2012) – Otelco Inc. (NASDAQ: OTT) (TSX: OTT.un), a wireline telecommunications services provider in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia, today announced results for its second quarter ended June 30, 2012.  Key highlights for Otelco include:

●	Total revenues of $24.7 million for second quarter 2012.
●	Operating loss of $148.1 million, reflecting the impact of $144.0 million in goodwill impairment and $8.6 million in physical and intangible asset impairment (as explained below).
●	Adjusted EBITDA (as defined below) of $10.8 million for second quarter 2012.

“Second quarter results produced Adjusted EBITDA of $10.8 million, which represented a 6% decrease over the first quarter of 2012,” said Mike Weaver, President and Chief Executive Officer of Otelco. “Our results were negatively impacted by approximately $0.5 million of non-recurring expenses, including termination pay associated with organization re-engineering implemented in June.  The Adjusted EBITDA results represent a small operational improvement for the quarter, given that first quarter includes the annual CoBank dividend of $0.3 million.  Our cash balance, adjusted to reflect the payment of second quarter interest on our IDS debt on July 2, 2012, increased by $3.5 million to $19.5 million. We continued a moderate pace of $1.2 million of capital improvements in the business.

“As we look forward to the remainder of this year and beyond, our results will be negatively impacted by the FCC’s Inter-Carrier reforms and the previously announced expiration of the Time Warner Cable contract,” Weaver continued.  “The FCC reforms, which affect both our RLEC and CLEC operations, have various implementation dates and there remains a great deal of uncertainty and confusion surrounding some aspects of the order. In addition, numerous groups have challenged the FCC order and the appeals process could result in additional changes and modifications to the existing order.  One aspect of the FCC’s order that materially impacts our operations took effect on July 1, 2012. The order requires that intrastate access rates be lowered to the applicable federal access rates over the next three years and then move rapidly to a ‘bill and keep’ – no inter-carrier payment – basis.

 “On April 20, 2012, we announced the anticipated expiration of the Time Warner Cable contract for wholesale network connections provided by Otelco.  Official notice of non-renewal by Time Warner Cable was received in June and a transition agreement to provide services through June 2013 is being negotiated.  Under the terms of the agreement, the revenue stream from the contract is unaffected through the end of this year.  During the transition period in 2013, the revenue will decline as customers are moved from the Otelco service platform to Time Warner Cable,” Weaver explained.

“Based on our financial results through the second quarter and estimating the impact of the FCC reforms on our operations for the second half of the year, our Adjusted EBITDA outlook for this year is in the range of $41 to $43 million,” noted Weaver. “Reflecting the impact of the FCC’s order and the Time Warner Cable transition, our outlook for 2013 Adjusted EBITDA is in the $34 to $35 million range.  For 2014, we would anticipate Adjusted EBITDA in the range of $29 - $33 million.

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Otelco Reports Second Quarter 2012 Results Page 2 August 7, 2012

“Because of the negative impact of the FCC order and the expiration of the Time Warner Cable agreements, we are exploring our strategic alternatives to address the existing levels of debt and strengthen our balance sheet,” added Weaver.  “We have engaged Evercore Partners, an investment banking firm, to assist us in the process.  Evercore’s areas of expertise include debt and capital market transactions, restructuring of balance sheet obligations and mergers and acquisitions advice.”

“Our immediate response to the anticipated decline in revenue and cash flow has been to reduce operating costs and carefully control capital expenditures.  In the second quarter, we reduced our work force by 13%, reduced the total targeted compensation for senior management by 33% and reduced board of directors’ fees by 20%,” Weaver noted.  “When the Time Warner Cable contract transition is completed in 2013, we anticipate another reduction in our staff.  When fully implemented, these cost reductions will generate a savings of approximately $4 million annually, including overhead and benefits.

“In order to conserve cash, the board of directors suspended dividends on our common stock beginning with second quarter 2012. In addition, the board of directors has exercised its contractual right under the indenture governing our senior subordinated notes to defer interest on the senior subordinated notes for third quarter 2012. Under the indenture, the board is permitted to defer interest on up to four occasions with respect to up to two quarters per occasion before resuming interest payments, including interest on the deferred interest.  The deferral of the interest for third quarter will conserve $3.5 million cash.

 “In addition to working on cost reductions and cash conservation, we have introduced new products in our service areas.  In Alabama, we recently introduced security services to residential and business customers.  In addition, we were awarded a five year contract to provide fiber backbone for the school systems in one of the counties we serve. This contract will take us outside our existing RLEC boundaries and provides an opportunity for growth.  In New England, we introduced Microsoft hosted Exchange products in partnership with a third party provider.  We recently added additional sales professionals to work in our expanded New Hampshire operations.  Our Missouri operations continue to see growth in both the wireless Internet products and providing fiber transport for wireless carriers.

“We will continue to review our operations and cost structure, making every effort to improve efficiency and further reduce costs,” concluded Weaver.  “Modest price increases have been implemented where allowed by regulatory agencies, existing contractual obligations and market conditions.”

GOODWILL AND LONG-LIVED ASSET IMPAIRMENT

The Company announced on April 20, 2012, the non-renewal of the Time Warner Cable contract. Coupled with the resulting change in the market price of OTT on the NASDAQ Global Market and the expected impact of the FCC reforms, these circumstances are considered a triggering event for reviewing goodwill and other long-term assets on the Company’s balance sheet for impairment. The Company performed the required analysis and determined that long-lived assets should be reduced from $81.7 million to $73.1 million or a reduction of $8.6 million. In addition, goodwill should be reduced from $189.0 million to $45.0 million or an impairment of $144.0 million. The financial statements and tables in this earnings release reflect the impact of these non-cash charges.

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Otelco Reports Second Quarter 2012 Results Page 3 August 7, 2012

Second Quarter 2012 Financial Summary
(Dollars in thousands, except per share amounts )
(Unaudited )

	Three Months Ended June 30,		Change
	2011	2012	Amount	Percent
Revenues	$25,501	$24,714	$(787)	(3.1)%
Operating income (loss)	$7,327	$(148,061)	$(155,388)	*
Interest expense	$(6,199)	$(5,655)	$(544)	(8.8)%
Net income (loss) available to stockholders	$1,283	$(128,011)	$(129,294)	*
Basic net income (loss) per share	$0.10	$(9.68)	$(9.78)	*

Adjusted EBITDA(a)	$11,887	$10,814	$(1,073)	(9.0)%
Capital expenditures	$3,508	$1,242	$(2,266)	(64.6)%

* Not a meaningful calculation

	Six Months Ended June 30,		Change
	2011	2012	Amount	Percent
Revenues	$50,893	$50,088	$(805)	(1.6)%
Operating income (loss)	$12,647	$(141,444)	$(154,091)	*
Interest expense	$(12,369)	$(11,488)	$(881)	(7.1)%
Net income (loss) available to stockholders	$1,288	$(127,192)	$(128,480)	*
Basic net income (loss) per share	$0.10	$(9.62)	$(9.72)	*

Adjusted EBITDA(a)	$23,300	$22,290	$(1,010)	(4.3)%
Capital expenditures	$6,351	$2,545	$(3,806)	(59.9)%

* Not a meaningful calculation

Reconciliation of Adjusted EBITDA to Net Income (Loss)
	Three Months ended June 30,		Six Months ended June 30,
	2011	2012	2011	2012
Net income (loss)	$1,283	$(128,011)	$1,288	$(127,192)
Add: Depreciation	2,307	2,747	5,829	5,475
Interest expense - net of premium	5,857	5,313	11,685	10,804
Interest expense - amortize loan cost	342	342	684	684
Income tax expense (benefit)	357	(25,713)	359	(25,189)
Change in fair value of derivatives	(480)	—	(986)	(241)
Loan fees	19	19	38	38
Amortization - intangibles	2,202	3,136	4,403	4,930
Goodwill impairment	—	143,998	—	143,998
Impairment of long-lived assets	—	8,662	—	8,662
Restructuring expense	—	361	—	361
Adjusted EBITDA	$11,887	$10,814	$23,300	$22,290

Reconciliation of Projected Adjusted EBITDA to Net Loss

	Twelve months ended December 31,
	2012		2013		2014
	Low	High	Low	High	Low	High
Net loss	$(154,904)	$(152,904)	$(2,334)	$(1,334)	$(5,414)	$(1,414)
Add: Depreciation and amortization	21,897	21,897	16,075	16,075	13,201	13,201
Interest expense	21,510	21,510	21,461	21,461	21,940	21,940
Income tax benefit	(180)	(180)	(853)	(853)	(904)	(904)
Change in fair value of derivatives	(241)	(241)	-	-	-	-
Goodwill impairment	143,998	143,998	-	-	-	-
Impairment of long-lived assets	8,662	8,662	-	-	-	-
Loan fees	76	76	76	76	76	76
Projected Adjusted EBITDA	$40,778	$42,778	$34,425	$35,425	$28,899	$32,899

(a) Adjusted EBITDA is defined as consolidated net income (loss) plus interest expense, depreciation and amortization, income taxes and certain non-recurring fees, expenses or charges and other non-cash charges reducing consolidated net income.  Adjusted EBITDA is not a measure calculated in accordance with generally acceptable accounting principles (GAAP).  While providing useful information, Adjusted EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations data prepared in accordance with GAAP.  The Company believes Adjusted EBITDA is useful as a tool to analyze the Company on the basis of operating performance and leverage.  The definition of Adjusted EBITDA corresponds to the definition of Adjusted EBITDA in the indenture governing the Company’s senior subordinated notes and its credit facility and certain of the covenants contained therein.  The Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

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Otelco Reports Second Quarter 2012 Results Page 4 August 7, 2012

Otelco Inc. - Key Operating Statistics (2)
(Unaudited)					Quarterly
					% Change
	December 31,		March 31,	June 30,	from
	2010	2011	2012	2012	March 31, 2012
Otelco access line equivalents(1)	99,639	102,378	101,885	101,184	(0.7)%

RLEC and other services:
Voice access lines	45,461	46,202	45,200	44,546	(1.4)%
Data access lines	20,852	22,904	23,105	23,156	0.2%
Access line equivalents(1)	66,313	69,106	68,305	67,702	(0.9)%
Cable television customers	4,227	4,201	4,216	4,163	(1.3)%
Satellite television customers	125	226	229	231	0.9%
Additional internet customers	6,975	5,414	5,159	4,896	(5.1)%
RLEC dial-up	393	301	273	248	(9.2)%
Other dial-up	4,300	2,797	2,501	2,266	(9.4)%
Other data lines	2,282	2,316	2,385	2,382	(0.1)%
CLEC:
Voice access lines	29,944	30,189	30,476	30,355	(0.4)%
Data access lines	3,382	3,082	3,104	3,127	0.7%
Access line equivalents(1)	33,326	33,271	33,580	33,482	(0.3)%
Wholesale network connections(3)	149,043	157,144	159,560	161,766	1.4%

	For the Years Ended		For the Three Months Ended
	December 31,		March 31,	June 30,
	2010	2011	2012	2012
Total Revenues (in millions):	$104.4	$101.8	$25.4	$24.7
RLEC	$58.4	$57.4	$14.2	$14.1
CLEC	$46.0	$44.4	$11.2	$10.6
(1)  We define access line equivalents as voice access lines and data access lines (including cable modems, digital subscriber lines, and dedicated data access trunks).
(2)  We acquired STC on October 14, 2011. At December 31, 2011, STC had 3,309 voice access lines and 1,672 data access lines, or 4,981 access line equivalents, and 55 dial-up internet customers which are included in the Key Operating Statistics.
(3) Time Warner Cable is the source for approximately 98% of wholesale network connections.

FINANCIAL DISCUSSION FOR SECOND QUARTER 2012:

All financial information includes the acquisition of Shoreham Telephone Company Inc. (“Shoreham”) on and as of October 14, 2011.

Revenues

Total revenues decreased 3.1% in the three months ended June 30, 2012, to $24.7 million from $25.5 million in the three months ended June 30, 2011.  Declines from the traditional loss of RLEC voice access line related revenues and one-time settlements in the CLEC were partially offset by the addition of Shoreham.  The table below provides the components of our revenues for the three months ended June 30, 2012 compared to the same period of 2011.

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Otelco Reports Second Quarter 2012 Results Page 5 August 7, 2012

	Three Months Ended June 30,		Change
	2011	2012	Amount	Percent
	(dollars in thousands)
Local services	$11,940	$11,419	$(521)	(4.4)%
Network access	8,076	7,498	(578)	(7.2)
Cable television	707	794	87	12.3
Internet	3,458	3,687	229	6.6
Transport services	1,320	1,316	(4)	(0.3)
Total	$25,501	$24,714	$(787)	(3.1)

Local services revenue decreased 4.4% in the quarter ended June 30, 2012 to $11.4 million from $11.9 million in the quarter ended June 30, 2011.  Shoreham added $0.2 million and hosted PBX and wholesale revenue increased $0.2 million. The increase was offset by an RLEC revenue decrease of $0.4 million reflecting the decline in RLEC voice access lines and one-time fiber installation revenue of $0.1 million plus one-time CLEC revenue in 2011 of $0.4 million. Network access revenue decreased 7.2% in the second quarter 2012 to $7.5 million from $8.1 million in the quarter ended June 30, 2011. Shoreham added $0.3 million which was offset by declines in interstate and intrastate switched access revenue. Cable television revenue in the three months ended June 30, 2012, increased 12.3% to $0.8 million in the quarter ended June 30, 2012 compared to $0.7 million for the same period in 2011.  Growth in IPTV subscribers, video on demand and the shift to high-definition packages in Alabama was offset by the decline in basic cable subscribers. Internet revenue for the second quarter 2012 increased 6.6% to $3.7 million from $3.5 million in the three months ended June 30, 2011. Growth in broadband data lines, including Shoreham, and fiber rent more than offset the loss of dial-up subscribers.  Transport services revenue decreased 0.3% to remain at $1.3 million in the three months ended June 30, 2012 and 2011.

Operating Expenses

Operating expenses, excluding goodwill and long-lived asset impairment, in the three months ended June 30, 2012, increased 10.9% to $20.2 million from $18.2 million in the three months ended June 30, 2011.  Cost of services and products decreased 1.0% to $10.6 million in the quarter ended June 30, 2012, from $10.8 million in the quarter ended June 30, 2011. Shoreham added $0.4 million which was more than offset by reduced RLEC expenses, long distance costs and overhead expenses. Selling, general and administrative expenses increased 24.5% to $3.6 million in the three months ended June 30, 2012, from $2.9 million in the three months ended June 30, 2011. Shoreham added $0.1 million. Severance costs, restructuring and related legal expenses and the write-off of shelf registration deferred charges accounted for $0.6 million. Depreciation and amortization for second quarter 2012 increased 30.5% to $5.9 million from $4.5 million in second quarter 2011.  Shoreham accounted for an increase of $0.2 million. Amortization of intangible assets associated with the Country Road acquisition increased $1.2 million, reflecting the shorter remaining life of the Time Warner Cable contract.  Impairment of goodwill and long-lived assets increased expense by $144.0 million and $8.6 million in second quarter 2012. There were no comparable expenses in second quarter 2011. The non-renewal of the Time Warner Cable contract and the projected impact of the FCC’s Inter-Carrier Compensation order will materially reduce revenue and net income in the next several years. Following the appropriate Financial Accounting Standards Board guidelines, the amounts were written down to their fair value levels. These charges do not have an effect on cash.

Interest Expense

Interest expense decreased 8.8% to 5.7 million in the three months ended June 30, 2012, from $6.2 million in the quarter ended June 30, 2011. The decrease in interest expense was primarily driven by the lower effective interest rate on the outstanding balance on our long-term notes payable upon the expiration of our interest rate swaps in first quarter 2012.

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Otelco Reports Second Quarter 2012 Results Page 6 August 7, 2012

Change in Fair Value of Derivatives

The Company had two interest rate swap agreements intended to hedge changes in interest rates on its senior debt that expired during first quarter 2012. The liability for the swap increased $0.5 million in second quarter 2011, accounting for the difference.

Adjusted EBITDA

Adjusted EBITDA for the three months ended June 30, 2012, was $10.8 million compared to $11.9 million for the same period in 2011 and $11.5 million in the first quarter of 2012.  See financial tables for a reconciliation of Adjusted EBITDA to net income (loss).

Balance Sheet

As of June 30, 2012, the Company had cash and cash equivalents of $23.0 million compared to $12.4 million at the end of 2011.  The second quarter distribution of $3.2 million in interest to our shareowners, and $0.3 million in interest to our bond holders, occurred on July 2, 2012 as June 30, 2012 was a non-banking day.

Capital Expenditures

Capital expenditures were $1.2 million for the quarter, reflecting continued investment in infrastructure and cost saving projects.

Second Quarter Earnings Conference Call

Otelco has scheduled a conference call, which will be broadcast live over the internet, on Wednesday, August 8, 2012, at 10:00 a.m. ET.  To participate in the call, participants should dial (719) 325-4833 and ask for the Otelco call 10 minutes prior to the start time.  Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the internet by visiting the Company's website at www.OtelcoInc.com  or www.earnings.com. To listen to the live call online, please visit the website at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live webcast, a replay of the webcast will be available on the Company's website at www.OtelcoInc.com or www.earnings.com for 30 days.  A one-week telephonic replay may also be accessed by calling (719) 457-0820 and using the Confirmation Code 6504766.

ABOUT OTELCO

Otelco Inc. provides wireline telecommunications services in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia.  The Company’s services include local and long distance telephone, network access, transport, digital high-speed data lines and dial-up internet access, cable television and other telephone related services. With more than 101,000 voice and data access lines, which are collectively referred to as access line equivalents, Otelco is among the top 25 largest local exchange carriers in the United States based on number of access lines.  Otelco operates eleven incumbent telephone companies serving rural markets, or rural local exchange carriers.  It also provides competitive retail and wholesale communications services through several subsidiaries.  For more information, visit the Company’s website at www.OtelcoInc.com.

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Otelco Reports Second Quarter 2012 Results Page 7 August 7, 2012

FORWARD LOOKING STATEMENTS

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements, including as a result of the inherent unreliability of guidance. In addition to statements which explicitly describe such risks and uncertainties, such as guidance related to Adjusted EBITDA, readers are urged to consider statements labeled with the terms “believes”, “belief,” “expects,” ‘intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

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Otelco Reports Second Quarter 2012 Results Page 8 August 7, 2012

OTELCO INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	December 31,	June 30,
	2011	2012
Assets
Current assets
Cash and cash equivalents	$12,393,792	$22,982,962
Accounts receivable:
Due from subscribers, net of allowance for doubtful accounts of $260,568 and $230,872, respectively	4,355,632	4,085,651
Unbilled receivables	2,183,465	2,163,482
Other	5,449,074	5,450,758
Materials and supplies	1,780,820	1,939,586
Prepaid expenses	1,328,475	1,223,321
Deferred income taxes	726,310	816,933
Total current assets	28,217,568	38,662,693

Property and equipment, net	65,881,975	59,630,728
Goodwill	188,954,840	44,956,840
Intangible assets, net	20,545,691	10,328,865
Investments	1,943,805	1,931,049
Deferred financing costs	4,485,324	3,831,358
Deferred income taxes	7,454,443	7,575,073
Other assets	240,667	497,002
Total assets	$317,724,313	$167,413,608

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$1,490,717	$968,450
Accrued expenses	6,034,104	10,918,327
Advance billings and payments	1,590,689	1,599,186
Deferred income taxes	353,285	387,720
Customer deposits	143,657	137,342
Total current liabilities	9,612,452	14,011,025
Deferred income taxes	48,112,384	22,951,513
Interest rate swaps	241,438	-
Advance billings and payments	615,584	815,205
Other liabilities	403,823	476,380
Long-term notes payable	271,106,387	271,049,888
Total liabilities	330,092,068	309,304,011

Stockholders’ Deficit
Class A Common Stock, $.01 par value-authorized 20,000,000 shares;
issued and outstanding 13,221,404 shares	132,214	132,214
Retained deficit	(12,499,969)	(142,022,617)
Total stockholders’ deficit	(12,367,755)	(141,890,403)
Total liabilities and stockholders’ deficit	$317,724,313	$167,413,608

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Otelco Reports Second Quarter 2012 Results Page 9 August 7, 2012

OTELCO INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2012	2011	2012
Revenues	$25,501,062	$24,713,773	$50,893,060	$50,088,014

Operating expenses
Cost of services	10,756,512	10,648,458	21,776,724	21,677,291
Selling, general and administrative expenses	2,909,960	3,623,941	6,237,017	6,830,018
Depreciation and amortization	4,507,979	5,882,402	10,231,997	10,404,995
Long-lived assets impairment - PP&E	-	2,874,000	-	2,874,000
Long-lived assets impairment - intangibles	-	5,748,000	-	5,748,000
Goodwill impairment	-	143,998,000	-	143,998,000
Total operating expenses	18,174,451	172,774,801	38,245,738	191,532,304

Income (loss) from operations	7,326,611	(148,061,028)	12,647,322	(141,444,290)

Other income (expense)
Interest expense	(6,199,172)	(5,654,655)	(12,369,303)	(11,488,305)
Change in fair value of derivatives	480,086	-	986,241	241,438
Other income (expense)	33,148	(7,957)	382,497	310,212
Total other expenses	(5,685,938)	(5,662,612)	(11,000,565)	(10,936,655)

Income (loss) before income tax	1,640,673	(153,723,640)	1,646,757	(152,380,945)
Income tax benefit (expense)	(357,396)	25,713,027	(358,828)	25,188,570

Net income (loss) available to common stockholders	$1,283,277	$(128,010,613)	$1,287,929	$(127,192,375)

Common shares outstanding	13,221,404	13,221,404	13,221,404	13,221,404

Net income (loss) per common share	$0.10	$(9.68)	$0.10	$(9.62)

Dividends declared per common share	$0.18	$-	$0.35	$0.18

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Otelco Reports Second Quarter 2012 Results Page 10 August 7, 2012

OTELCO INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
	Six Months Ended
	June 30,
	2011	2012
Cash flows from operating activities:
Net income (loss)	$1,287,929	$(127,192,375)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation	5,829,266	5,475,268
Amortization	4,402,731	4,929,727
Long-lived assets impairment - PP&E	-	2,874,000
Long-lived assets impairment - intangibles	-	5,748,000
Goodwill impairment	-	143,998,000
Amortization of debt premium	(50,319)	(56,499)
Amortization of loan costs	684,048	684,048
Change in fair value of derivatives	(986,241)	(241,438)
Provision for deferred income tax benefit	-	(25,337,689)
Provision for uncollectible revenue	322,029	201,950
Changes in operating assets and liabilities; net of operating assets and liabilities acquired:
Accounts receivables	(778,135)	86,329
Material and supplies	(88,264)	(158,766)
Prepaid expenses and other assets	345,828	(152,533)
Accounts payable and accrued liabilities	(1,267,317)	4,167,246
Advance billings and payments	(90,624)	208,118
Other liabilities	(6,935)	260,949
Net cash from operating activities	9,603,996	15,494,335

Cash flows used in investing activities:
Acquisition and construction of property and equipment	(6,350,827)	(2,544,811)

Net cash used in investing activities	(6,350,827)	(2,544,811)

Cash flows used in financing activities:
Cash dividends paid	(4,660,544)	(2,330,272)
Principal repayment of long-term debt	(385,828)	-
Loan origination costs	-	(30,082)

Net cash used in financing activities	(5,046,372)	(2,360,354)

Net (decrease) increase in cash and cash equivalents	(1,793,203)	10,589,170
Cash and cash equivalents, beginning of period	18,226,374	12,393,792

Cash and cash equivalents, end of period	$16,433,171	$22,982,962

Supplemental disclosures of cash flow information:
Interest paid	$11,735,574	$10,860,755

Income taxes paid	$158,003	$65,749

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